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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   7   )*
                                         -----

                           CATHAY BANCORP, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                       Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                149150104
                     ----------------------------------
                              (CUSIP Number)



   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 4 pages

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CUSIP No. 149150104                  13G                   Page  2  of  4  Pages
          ---------                                            -----  -----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Cathay Bank Employee Stock Ownership Plan
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         Los Angeles, California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power:  551,636.30 shares
 Person With:
                                    Participants have the right to vote the
                                    shares allocated to their accounts;
                                    unvoted or unallocated shares will be
                                    voted by the Trustees.
                             --------------------------------------------------
                              (7) Sole Dispositive Power

                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          551,636.30 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          6.08%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
          EP

-------------------------------------------------------------------------------

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ITEM 1.

    (a)   Name of Issuer:
          Cathay Bancorp, Inc., a Delaware corporation ("Issuer")

    (b)   Address of Issuer's Principal Executive Offices:
          777 North Broadway
          Los Angeles, California 90012



ITEM 2.

    (a)   Name of Person Filing:
          Cathay Bank Employee Stock Ownership Plan

    (b)   Address of Principal Business Office or, if none, Residence:
          777 North Broadway, Los Angeles, CA 90012

    (c)   Citizenship:
          Los Angeles, California

    (d)   Title of Class of Securities:
          Common Stock, $.01 par value, of Issuer (the "Common Stock"), registered under Section 12 of the Securities Exchange Act of 1934, as amended.

    (e)   CUSIP Number:
          149 150 104


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Employee Benefit Plan, which is subject to the provision of the Employee Retirement Security Act of 1974.

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
        551,636.30


    (b) Percent of class:
        6.08%

    (c) Number of shares as to which
        such person has shared power
        to vote or to direct the vote:
        551,636.30

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               The holdings reported herein are for the benefit of participants in the Cathay Bank Employee Ownership Plan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

               Not applicable


ITEM 10. CERTIFICATION

               By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Date: February 12, 2001
                                     By         /s/ Dunson Cheng
                                       ----------------------------------------
                                          Dunson Cheng, Trustee

                                    By          /s/ Anthony M. Tang
                                       ----------------------------------------
                                          Anthony M. Tang, Trustee